UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 23, 2007

SK3 GROUP, INC.

 (Exact name of registrant as specified in its charter)

Delaware 000-30919 98-6218467 (State or Other Jurisdiction (Commission File (I.R.S. Employer of Incorporation) Number) Identification Number)

500 Mamaroneck Ave., Harrison, New York 10528

(Address of principal executive offices) (zip code)

(914) 777-2090

 (Registrant's telephone number, including area code)

CTT INTERNATIONAL DISTRIBUTORS, INC.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 25, 2007, SK3 Group, Inc. (formerly CTT International Distributors Inc.) (the “Company”). Reliablecom Inc. (“Reliablecom”), The Phone Card Warehouse, Inc. (“TPC”), Kaushika Patel, the sole shareholder of TPC (the “Seller”) and Pradip Patel (“Patel”), entered into a Stock Purchase Agreement (the “Purchase Agreement”).  Pursuant to the terms of the Purchase Agreement, Reliablecom will acquire 100% of the issued and outstanding capital stock of TPC in exchange for:

•

30,000 shares of series A preferred stock of the Company, which shares shall not be transferable for a period of one year from closing;

•

30,000 shares of series A preferred stock of the Company to be held in escrow (the "Escrow Shares").  Of the Escrowed Shares, 10,000 shall be released to the Seller if TPC’s earnings before interest taxes, depreciation and amortization (“EBITDA”) for the first year after closing are at least $1,500,000, 10,000 shall be released to the Seller if TPC’s EBITDA for the second year after closing are at least $1,600,000, and 10,000 shall be released to the Seller if TPC’s EBITDA for the second year after closing are at least $2,000,000.  In the event that the first and second year targets are not met, but the total annual EBITDA for the first three years exceeds $5,100,000, all of the shares remaining in escrow would be released to the Seller.  Any Escrowed Shares which are not released to the Seller as set forth above will be cancelled without consideration payable to the Seller;

•

$7,000,000, of which $3,000,000 will be paid upon closing and $4,000,000 (the “Post-Closing Cash”) will be paid as set forth below.  The Post-Closing Cash will be subject to adjustment equal to the amount of accounts receivable outstanding as of closing, collected within 45 days from closing, plus inventory on hand, less accounts receivable or inventory outstanding for more than 45 days.  Such amounts shall only be paid to the Seller after all accounts payable outstanding as of the Closing have been paid; and

•

An earn-out of additional cash compensation for three years from the closing date.  The Seller will receive 50% of the quarterly profits in excess of $62,500, together with 50% of the annual profits in excess of $250,000 plus the quarterly profit payments.

Each share of series A convertible preferred stock (the “Preferred Stock”), has a liquidation preference of $0.01 per share and will be convertible into 50 shares of the Company’s common stock, upon effectuation of an increase in the Company’s authorized shares of common stock to 100,000,000.  The Preferred Stock votes together with the common stock and each share of Preferred Stock is entitled to 50 votes.

In accordance with the terms of the Purchase Agreement, upon the closing, each of the Seller and Pradip Patel will enter into an employment agreement with TPC.

Pursuant to his agreement, Mr. Patel will serve as chief executive officer of TPC.  For the first three years of the term of the agreement, Mr. Patel will be paid a salary of $14,583.33 per month.  Commencing on the third anniversary of the agreement, Mr. Patel will receive a salary draw of $14,583.33 per month.  For each of the first three fiscal quarters after the third anniversary of the agreement, Mr. Patel shall be paid any additional amount by which 25% of the net profit of TPC for such quarter exceeds $62,500.  After the end of the fiscal year, Mr. Patel shall be paid any additional amount by which 25% of the net profit of TPC for the fiscal year exceeds $250,000.  In the event 25% the net profit for any quarter does not exceed the salary draw for that period, subsequent draws will be reduced proportionately.  The agreement has a term of three years and shall automatically be renewed for additional one year terms unless terminated by either party at least 90 days prior to expiration.  The agreement also contains customary provisions for benefits, confidentiality and non-competition.

Pursuant to her agreement, the Seller will serve as controller of TPC.  For the first three years of the term of the agreement, Mrs. Patel will be paid a salary of $6,250 per month.  Commencing on the third anniversary of the agreement, the Seller will receive a salary draw of $6,250 per month.  For each of the first three fiscal quarters after the third anniversary of the agreement, the Seller shall be paid any additional amount by which 25% of the net profit of TPC for such quarter exceeds $62,500.  After the end of the fiscal year, the Seller shall be paid any additional amount by which 25% of the net profit of TPC for the fiscal year exceeds $250,000.  In the event 25% the net profit for any quarter does not exceed the salary draw for that period, subsequent draws will be reduced proportionately.  The agreement has a term of three years and shall automatically be renewed for additional one year terms unless terminated by either party at least 90 days prior to expiration.  The agreement also contains customary provisions for benefits, confidentiality and non-competition.

The closing of the Purchase Agreement is subject to the satisfaction of customary closing conditions, as well as the following closing conditions, among others completion of audited financial statements of TPC.

In the event the Merger has not been closed by June 30, 2007, the Merger Agreement shall be terminated unless otherwise agreed to by the parties.

TPC markets and distributes prepaid phone cards and wireless services in the United States.

Item 5.03 Amendment to Articles of Incorporation or Bylaws.

Effective May 23, 2007, the Company changed its name from CTT International Distributors, Inc. to SK3 Group, Inc.  In addition, effective May 23, 2007, the Company’s quotation symbol on the Over-the-Counter Bulletin Board was changed from CTND to SKTO.  A copy of the Certificate of Ownership changing the Company’s name to SK3 Group, Inc. is attached hereto as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
3.1	Certificate of Ownership changing the Company’s name to SK3 Group, Inc.
10.1	Stock Purchase Agreement, dated May 25, 2007, by and between CTT International Distributors Inc., Reliablecom Inc., The Phone Card Warehouse, Inc. and Kaushika Patel
10.2	Form of Employment Agreement between The Phone Card Warehouse, Inc. and Kaushika Patel
10.3	Form of Employment Agreement between The Phone Card Warehouse, Inc. and Pradip Patel

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SK3 GROUP, INC.

Dated:  May 30, 2007

By: /s/ SAJID KAPADIA

       Sajid Kapadia

       Chief Executive Officer